Exhibit 99.14

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Financial Statements and Experts” in the Proxy Statement and Prospectus of Morgan Stanley Global Opportunity Bond Fund, Inc. included in this Registration Statement on Form N-14.

We also consent to the references to our firm under the caption “Financial Statements” in the Statement of Additional Information of Morgan Stanley Emerging Markets Debt Fund, Inc., and to the incorporation by reference of our reports, dated February 20, 2009, on the financial statements and financial highlights of Morgan Stanley Global Opportunity Bond Fund, Inc. and Morgan Stanley Emerging Markets Debt Fund, Inc. as of December 31, 2008 included in this Registration Statement on Form N-14 of Morgan Stanley Global Opportunity Bond Fund, Inc.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 18, 2009